Exhibit 10.1.1

AGREEMENT TO PURCHASE

Date: January 19, 2005

Subject to all of the terms and provision herein below set forth, I/we offer to purchase the following property.

5959 South Sherwood Forest, East Baton Rouge Parish,
Tracts F1 and F2 in Section 58, T7S, R2E, fronting on the southeast corner of
South Sherwood Forest Boulevard and Wentling Drive, less and except the selloff of Tract F-1-B.

I/We offer and agree to purchase the property described above for the sum of Four Million Three Hundred Thousand and NO/100’s Dollars ($4,300,000.00) subject to any valid restrictions and to servitude’s of record and to any zoning ordinances affecting this property. Sales price includes all building thereon, together with fences, and other improvements including all permanently installed and built-in appliances and fixtures, air conditioning window units and bathroom mirrors, provided that any or all of these items are in place at the time this agreement is executed and unless otherwise stated herein. It is understood by Purchaser that Seller makes no warranty respecting the soil or sub-soil conditions of the property conveyed, or its suitability for construction.

TERMS OF SALE:

•	Cash at Act of Sale.

•	Sale to be made “As-Is, Where Is, without warranty”, and attached as Exhibit “A” is the language that shall be included in the cash sale.

•	At the sole expense of Purchaser, Purchaser shall have until March 7, 2005 as a “Contingency Period”, within which to make a thorough inspection of the property to include Amedisys Board Approval, Structure, Environmental, Phase I audit, Soil Conditions, and other aspects of the property as it relates to the Purchaser’s intended use. Purchaser, in Purchaser’s sole discretion, reserves the right to cancel this Agreement for any reason whatsoever during the Contingency Period by providing Seller or Seller’s agent with written notice of such cancellation during this period. If Purchaser so elects to cancel this Agreement, Seller agrees to instruct realtor in writing to promptly return the deposit to the Purchaser. At the end of the “Contingency Period” the Purchaser will be deemed to have accepted the Structure, Environmental, Phase I, Soil Conditions, and other aspects of the property, and Purchaser will provide Seller evidence of Amediysis Board Approval.

•	Purchaser and Arkel Constructors, Inc. agree to enter into a construction/construction management contract to recondition and build out the subject premises, for a fee of four percent (4%) of the costs incurred, plus reimbursement by the Purchaser to Arkel Constructors, Inc. of all costs, including but not limited to, direct overhead, taxes and insurance, attributable to the job. This fee shall be not less than $125,00.00, nor more than $250,000.00. The minimum fee shall be earned at the time Purchaser acquires title to the property and will be paid regardless of whether the recondition and buildout is undertaken, said agreement to be approved as to form prior to March 7, 2005.

☒	If seller owns any mineral rights they are to be conveyed without warranty.

☐	Mineral rights owned by Seller, if any, are to be reserved by Seller. If mineral rights are to be reserved by the Seller, Seller agrees to release the surface from any mineral activity or use.

Taxes for the year the sale is closed shall be prorated to date of sale.

Act of Sale to be passed, at expense to Purchaser and before Purchaser’s Notary, unless otherwise provided herein, on April 4, 2005, or before with mutual agreement by both parties in writing. Any extension shall be agreed upon in writing and signed by Seller and Purchaser. However, if bona fide curative work in connection with title is required the parties hereto agree to and do extend the time for passing Act of Sale by thirty (30) days. Seller’s title shall be merchantable. In the event the title is not valid or merchantable and cannot within 30 days from the date set for the passage of this sale be made valid or merchantable at a reasonable expense, this contract shall be null and void at the option of the Purchaser and the deposit shall be returned to Purchaser. The Purchaser agrees that objections to the merchantability of the Seller’s title may be cured by the Seller providing, at Seller’s expense, an owner’s title insurance policy, at the option of the Seller.

Occupancy to be given:     ☒     At Act of Sale.      ☐     Days after Act of Sale.

Upon mutual acceptance of thie contract, I/we make herewith a deposit to REALTOR, as part of the sales price, in the sum of: Twenty Five Thousand and no/100’s DOLLARS, ($25,000.00) which is to be deposited in listing broker’s non-interest bearing escrow account. This deposit shall not be considered as earnest money. In the event that the contingencies contained herein are not satisfied and/or Buyer’s due diligence proves unsatisfactory, in the sole discretion of Buyer, all funds held in deposit shall be promptly returned to Buyer. If, at the end of the “Contingency Period”, the Purchaser has not withdrawn from this Purchase Agreement, the deposit shall be non-refundable and shall become the property of the Seller and the Purchaser hereby agrees that the broker is authorized to pay the deposit to the Seller, upon the Seller demand to broker in writing to so act, without further action by the Purchaser.

Time is of the essence in this contract. In the event of default by either party, the non-defaulting party shall have the right to demand and sue for specific performance and/or damages. The defaulting party under this contract shall also be liable for the REALTOR’S fees and all attorneys’ fees and other costs incurred in the enforcement of any and all rights under this contract.

REALTOR and his agents have acted only as real estate broker to bring the parties together and will in no case be liable to either party for performance or non-performance of any part of this agreement or for any warranty of any nature, unless specifically set forth herein in writing, and REALTOR specifically makes no warranty whatsoever as to whether or not the property by this agreement is situated within or without the Government’s hundred year flood plan.

This offer remains binding and irrevocable until: January 21, 2005, at 12:00 p.m. Central Standard Time.

Upon consummation of the Act of Sale, Purchaser agrees to pay Beau Box, Latter & Blum, Inc. & Realtors for professional services rendered, the sum of three-percent (3%) at the Act of Sale at closing of sale. There shall be no real estate commission owed by the Seller to any broker, including Latter & Blum.

SELLER:		PURCHASER:

Sherwood Investment Partners, LLC		Amedisys, Inc.

By:	/s/ John H. Fife	By:	/s/ William F. Borne

	John H. Fife		William F. Borne
	Member		Chief Executive Officer

Date:	1/19/05	Date:

EXHIBIT “A” TO PURCHASE AGREEMENT BETWEEN SHERWOOD INVESTMENT
PARTNERS, LLC, AS SELLER AND AMEDISYS, INC., AS PURCHASER, FOR
PROPERTY LOCATED AT 5959 SOUTH SHERWOOD FOREST, EAST BATON ROUGE
PARISH, TRACTS F1 AND F2 IN SECTION 58, T7S, R2E.

Buyer and Seller understand, agree, and stipulate that the hereinabove described property, including all the improvements located thereon, are sold in their “as is, where is” present condition, and Buyer hereby accepts the hereinabove described property in an “as is, where is” condition. This sale is made without any warranty whatsoever, express or implied, as to the condition thereof, and without any warranty whatsoever, against redhibitory or hidden or latent vices and defects (not fit for the uses intended), not even for a return of the purchase price, and without any representations of warranty, express or implied, whatsoever of any kind as to any matter, including without limitation (i) the workmanship, structure, stability and quality of the improvements, (ii) the watertightness of the improvements, including without limitation roofs, walls, doors and windows, (iii) the status, stability and quality of soil conditions, equipment, stairways, appliances, fixtures and furniture (iv) any defects, termite infestation or damage and any other condition, whether latent or discoverable by reasonable inspection, and (v) merchantability or fitness for any particular use or purpose. The Buyer acknowledges that they have fully inspected the property and all improvements thereon and is fully satisfied with the condition thereof and accepts them in their present condition, and the Buyer hereby waives all of their rights in redhibition and recission and otherwise in connection therewith. Seller does sell and Buyer does purchase the property with limited warranty, by, through and under Seller, but not otherwise, the warranty herein warranting title to the property from date Seller acquired title to the property to the date of this sale, with full substitution and subrogation in and to all the rights and actions of warranty which it has against preceding owners. The Buyer further acknowledges that without the acceptance of the terms hereof, Seller would not have made this sale. Accordingly, Buyer hereby relieves Seller from any and all responsibility for vices and defects of said property, whether apparent, non-apparent or latent, and from any obligation to take the property back or to reduce the price. Buyer further acknowledges that the provisions of this paragraph have been fully explained to them, and they declared that they fully understand and accept the same.

It is specifically agreed and understood that Seller makes no warranty as to the condition of the soil, suitability of the property for construction thereon or the health of any trees and/or vegetation existing and/or suited on this property. It is further understood and agreed that the above-described property may be subject to drainage, utility and other servitudes, and, if applicable, Buyer accepts title to the above-described property subject to any and all governmental regulations, procedures, and/or guidelines applicable to same. During the construction of subdivision improvements, some trees were removed and the Property was filled with soil. Consequently, the Buyer shall have the responsibility to take any remedial action necessary, which actions include, but are not limited to house foundation modification.